UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2005

SAMSONITE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23214	36-3511556
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

11200 East 45th Avenue Denver, Colorado		80239-3018
(Address of principal executive offices)		(Zip Code)

(303) 373-2000
Registrant’s telephone number, including area code:

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On January 24, 2005 Samsonite Corporation entered into an agreement with Panattoni Development Company, LLC, an unrelated third party, to sell the land (approximately 100 acres) and buildings owned by Samsonite located in Denver, Colorado for the cash price of $14,165,000.  The agreement provides for a due diligence period of thirty days with a closing by March 1, 2005. At closing, Samsonite will leaseback under full net leases a warehouse, retail store, and corporate office for two years with options to extend the leases (excluding the retail store) annually for an additional two years.  The combined annual cost of the leases for the initial two-year leaseback period is approximately $1,800,000 million.   Under the agreement, an escrow will be established of $419,000 to pay asbestos abatement costs on the property in excess of $781,000 but less than $1,200,000 million.  The Buyer is obligated to pay all other environmental remediation costs on the property.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Samsonite Corporation

By: /s/ RICHARD H. WILEY
Name: Richard H. Wiley
Title: Chief Financial Officer, Treasurer and
Secretary

Date: January 24, 2005